SECURITIES AND EXCHANGE COMMISSION
                      Washington D.C. 20549

                        __________________

                             FORM 8-K

        Current Report Pursuant to Section 13 or 15(d) of
                    The Securities Act of 1934


                 Date of Report:  November 14, 1996



                NOVA NATURAL RESOURCES CORPORATION
      (Exact name of registrant as specified in its charter)


Colorado                        0-15078       84-1227328
(State or other jurisdiction    (Commission    (I.R.S. Employer
of incorporation)               File No.)      Identification No.)


789 Sherman St.,Suite 550,Denver,Colorado            80203
(Address of principal executive offices)             (Zip Code)


                          (303)863-1997
        (Registrant's telephone number, including area code)


















ITEM 2. Oil & Gas Assets

     On November 14, 1996, the Registrant sold at an auction conducted by the Oil & Gas Asset Clearinghouse in Houston, Texas several oil & gas producing assets and lease interests, primarily overriding royalty interests in producing oil & gas wells in the Wyoming Overthrust Belt. Proceeds from this sale, net of commissions and direct selling costs paid to the Clearinghouse will be approximately $229,000. The sale was effective as of November 1, 1996, and the sales proceeds are expected to be received no later than the end of the first week in December. The bulk of the interests were sold to Petroleum Synergy Group, Inc. of Denver, Colorado, which was the successful bidder among a group of bidders for the majority of the oil & gas assets of the Registrant which were sold at the auction.

     The net book value of the assets sold represented approximately 10% of the Registrant's total assets as of September 30, 1996.

     The majority of the value of the properties sold was related to a single producing well. If any future problem occurred with that well, the value of the Registrant's oil and gas reserves could decline substantially (although there is no present indication of any such problem). The sale was made to reduce this risk of loss, to generate cash to improve the Company's liquidity, and for re-deployment in Registrant's business.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


               NOVA NATURAL RESOURCES CORPORATION
               (Registrant)




               By:/s/ Brian B. Spillane
                      Brian B. Spillane, President


               By:/s/ James R. Schaff
                      James R. Schaff, Secretary-Treasurer